Exhibit 99.1

PQ CORPORATION ANNOUNCES FIRST QUARTER 2007 RESULTS AND A 6% INCREASE IN ADJUSTED EBITDA

Berwyn, PA—May 14, 2007—PQ Corporation (“PQ” or the “Company”) today reported its results for the three months ended March 31, 2007.

Effective January 1, 2007, the Company completed a business reorganization that aligned its organizational structure to its strategic direction. In connection with this reorganization, the Company began managing operations, assessing performance, and reporting financial results under three business segments and therefore began reporting financial information based on these segments beginning in the first quarter of 2007. The Company’s reportable segments are organized based on the three operating divisions within the Company: Performance Chemicals, Catalysts, and Potters.

First Quarter 2007 Summary

Net sales for the three months ended March 31, 2007 were $171.3 million, an overall increase of $4.6 million, or 3%, compared to sales of $166.7 million for the three months ended March 31, 2006. The Performance Chemicals and Potters divisions achieved sales increases of $3.6 million and $3.2 million, respectively, compared to the prior year period, while sales in the Catalysts division were $2.2 million lower than the prior year period. Increased average selling prices and changes in product mix contributed approximately 5%, while the favorable impact of foreign currency fluctuations contributed approximately 2% to the sales growth from the prior year. Partially offsetting this sales growth was lower sales volumes in the Performance Chemicals and Catalysts divisions compared to the prior year of approximately 4%. Selling price increases were achieved within the Performance Chemicals and Potters divisions. Sales growth attributable to higher average selling prices was driven by price increases that were implemented in response to increased raw materials and transportation costs.

Adjusted EBITDA was $37.4 million for the three months ended March 31, 2007 compared to $35.3 million in the prior year period, an increase of $2.1 million or 6%. Our Performance Chemicals division and our Catalysts division contributed $1.2 million and $3.0 million, respectively, to Adjusted EBITDA growth, while our Potters division was $0.9 million lower than the prior year period primarily as a result of delayed sales volume in the first quarter, expected to be recognized in the second quarter. Corporate costs were higher by $1.2 million primarily due to one-time increases in certain professional fees. The increase in Adjusted EBITDA for the three months ended March 31, 2007 was primarily driven by higher average selling prices and improved product mix at our Performance Chemicals division and higher earnings of our Zeolyst International joint venture, which is included in our Catalysts division, due to a favorable mix of higher gross margin product sales as well as the increased volume of hydrocracking catalysts sales. Our equity in net income of Zeolyst International increased $4.3 million compared to the prior year first quarter.

Net income for the three months ended March 31, 2007 was $3.7 million compared to $0.7 million in the prior year period. In addition to the increases in Adjusted EBITDA described above, the following items contributed to the change in net income:

•       Lower pre-tax expense relating to operational restructuring charges of $1.8 million; and

•       Lower pre-tax expense from purchase accounting of $2.5 million for the step-up of favorable raw materials contracts; offset by

•       Higher pre-tax purchase accounting expense of $0.3 million for the step-up of Flex-O-Lite inventory sold during the period;

•       Incremental pre-tax interest expense, net in the amount of $0.4 million;

•       Increased pre-tax depreciation and amortization expense of $1.3 million; and

•       Increased tax provision in the amount of $1.2 million, primarily relating to the increase in income before taxes and minority interest.

Michael R. Boyce, Chairman and Chief Executive Officer, commented, “We are very pleased with PQ’s financial results for the first quarter 2007, as sales and Adjusted EBITDA increased over the prior year period by 3% and 6%, respectively. We continue to focus on growth initiatives in our specialty chemicals, catalysts, and specialty engineered glass materials product lines. In addition, we are focused on our continuous improvement effort in increasing productivity.”

Liquidity

Net cash used for operating activities was $4.6 million for the three months ended March 31, 2007 compared to $18.0 million during the same period in 2006. The primary contributor to the decrease in net cash used for operating activities from the prior year period was decreased investment in working capital compared to the prior year first quarter. The Company continues to build first quarter inventory in anticipation of the North American and European highway striping season; however, a significant amount of the build occurred during the fourth quarter of 2006.

Net cash used in investing activities was $31.0 million for the three months ended March 31, 2007 compared to $6.2 million during the same period in 2006. The increase in cash used for investing activities compared to the prior year was primarily due to the acquisition of certain assets and liabilities of Flex-O-Lite in January 2007, partially offset by lower capital spending during the first quarter of 2007. Expenditures for the addition of property, plant and equipment totaled $4.2 million for the three months ended March 31, 2007 compared to $5.9 million for the three months ended March 31, 2006. Slightly more than half of the 2007 capital spending was for routine replacement of operating machinery and equipment, while the remainder was for health, safety and environment projects and the expansion of production facilities and cost reduction initiatives.

Net cash provided by financing activities was $35.8 million for the three months ended March 31, 2007 compared to $12.5 million during the same period in 2006. The primary reason for the increase in cash provided by financing activities was higher drawings on the revolving credit facility during the first quarter of 2007.

The Company’s total debt at March 31, 2007 was $673.4 million compared with $635.9 million as of December 31, 2006 due primarily to an increase in the balance of our revolving credit facility to fund the Flex-O-Lite acquisition and investment in working capital. Total cash and cash equivalents at March 31, 2007 were $16.3 million compared to $15.9 million at the end of 2006. As of March 31, 2007, we had $37.0 million outstanding on our revolving credit facility.

FIRST QUARTER CONFERENCE CALL

Management will host its first quarter operating results conference call on Wednesday, May 16, 2007 at 10:00 a.m. Eastern Time. To access the call, dial 800-399-7899 and reference conference name: PQ Corporation and leader name: Jim Cox. A replay of the call will be available until May 23, 2007 by dialing 800-642-1687 or 706-645-9291 and referencing ID# 8883634.

Please note:   Recording of the call is prohibited without the express written consent of PQ.

ABOUT PQ CORPORATION

PQ (www.pqcorp.com) is a leading producer of inorganic specialty chemicals and engineered glass materials. The Company conducts operations through three principal businesses: the Performance Chemicals division, which develops, manufactures and distributes sodium silicate and related high performance silicate-based specialty chemicals, the Catalysts division, which manufactures high performance catalytic zeolites and zeolite-based catalysts and polyolefin catalysts, and the Potters division, which manufactures highly engineered solid and hollow glass spheres used in highway safety and other specialty applications. The Company’s products are used in a variety of predominantly niche applications in a diverse range of industrial, consumer and municipal end-markets. The Company operates 60 manufacturing sites in 19 countries on five continents and has one of the most comprehensive global manufacturing and distribution networks serving customers in PQ’s end-markets.

SAFE HARBOR FOR FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

The following important factors could affect future results: changes in demand for PQ’s products; fluctuations in interest rates, exchange rates and currency values; availability and pricing of raw materials; fluctuations in energy prices; changes in end-use markets in which PQ’s products are sold; changes in general economic conditions and competition in North America, Europe and other locations in which PQ does business; technological changes affecting production; government and environmental laws and regulations and changes in those laws and regulations; the PQ’s high level of indebtedness; and risks related to the implementation of the Company’s business strategies and plans.

Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

PQ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$16,272	$15,878
Receivables, net	113,762	98,418
Inventories	114,157	98,911
Prepaid and other current assets	12,550	9,960
Total current assets	256,741	223,167
Investments in affiliated companies	72,837	70,185
Property, plant and equipment, net	324,255	319,469
Goodwill	231,940	229,904
Tradenames	53,000	53,000
Other intangible assets, net	57,650	59,003
Other long-term assets	32,960	33,551
Total assets	$1,029,383	$988,279
LIABILITIES AND STOCKHOLDER’S EQUITY
Revolver, notes payable and current maturities of long-term debt	$44,193	$5,782
Cash overdraft	975	1,915
Accounts payable	54,301	53,238
Accrued liabilities	46,848	59,691
Total current liabilities	146,317	120,626
Long-term debt	629,196	630,109
Deferred income taxes	95,324	104,964
Other long-term liabilities	89,369	69,973
Total liabilities	960,206	925,672
Minority interest in equity of subsidiaries	5,141	4,974
Commitments and contingencies
STOCKHOLDER’S EQUITY
Common stock, Series A	—	—
Additional paid-in capital	75,442	75,398
Accumulated deficit	(18,599)	(20,990)
Accumulated other comprehensive income	7,193	3,225
Total stockholder’s equity	64,036	57,633
Total liabilities and stockholder’s equity	$1,029,383	$988,279

PQ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2007	2006
Sales	$171,291	$166,742
Cost of goods sold	135,489	131,566
Gross profit	35,802	35,176
Selling, general and administrative expenses	20,822	18,727
Other operating expense	2,433	4,635
Operating income	12,547	11,814
Equity in net income of affiliated companies	7,765	3,418
Interest expense, net	13,016	12,640
Other expense (income)	202	(207)
Income before income taxes and minority interest	7,094	2,799
Provision for income taxes	3,183	1,979
Minority interest	180	118
Net income	$3,731	$702

PQ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2007	2006
Cash flows from operating activities:
Net income	$3,731	$702
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,951	11,569
Amortization of deferred financing costs	610	610
Postretirement healthcare benefits	(328)	(224)
Pension funding greater than expense	(1,734)	(562)
Deferred income taxes	(1,597)	(873)
Net loss on asset disposals	7	23
Charges related to purchase accounting fair value adjustments	3,162	5,411
Stock compensation	27	27
Equity in net income from affiliated companies	(8,063)	(3,717)
Dividends received from affiliated companies	5,000	2,500
Minority interest in earnings of subsidiaries	180	118
Working capital changes that provided (used) cash:
Receivables	(10,886)	(11,526)
Inventories	(5,327)	(12,795)
Prepaid and other current assets	295	(663)
Accounts payable and accrued liabilities	(4,369)	(7,903)
Accrued income taxes	2,005	(1,145)
Other, net	(219)	452
Net cash used for operating activities	(4,555)	(17,996)
Cash flows from investing activities:
Purchases of property, plant and equipment	(4,204)	(5,870)
Business acquisition	(26,106)	—
Other, net	(725)	(325)
Net cash used for investing activities	(31,035)	(6,195)
Cash flows from financing activities:
Cash overdrafts	(962)	(2,367)
Revolvers and notes payable, net	38,394	17,086
Repayments of long-term debt	(913)	(1,300)
Equity contribution	750	—
Dividend distributions	(1,466)	(880)
Net cash provided by financing activities	35,803	12,539
Effect of exchange rate changes on cash	181	149
Net change in cash and cash equivalents	394	(11,503)
Cash and cash equivalents at beginning of period	15,878	22,972
Cash and cash equivalents at end of period	$16,272	$11,469

NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with GAAP, PQ also discloses adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), which is a non-GAAP measure. Management believes that presenting Adjusted EBITDA as a supplemental measure is important for investors to better understand the Company’s underlying operational and financial performance and to facilitate comparison of results between periods. However, you should not consider Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of PQ’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as a measure of cash flows or as a liquidity measure.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization as further adjusted to eliminate the impact of a number of items the Company does not consider indicative of the Company’s ongoing operating performance and to give effect to certain other items. The Company presents Adjusted EBITDA because the Company considers it an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in PQ’s industry, many of which present Adjusted EBITDA when reporting their results. Although management believes that providing this additional information to investors regarding PQ’s ability to meet debt service, capital expenditures and working capital requirements enables investors to better assess and understand operating performance, management does not intend for the information to be considered in isolation or as a substitute for GAAP measures. Other companies may define Adjusted EBITDA or similar measures differently.

In addition, PQ’s credit agreement and indenture use Adjusted EBITDA to measure its compliance with covenants such as interest coverage and debt incurrence. Adjusted EBITDA is also widely used by the Company and others in PQ’s industry to evaluate and price potential acquisition candidates.

The most directly comparable GAAP measure to Adjusted EBITDA is net income (loss). Set forth below is a reconciliation of net income to Adjusted EBITDA for 2007 results compared to 2006 results.

	Three Months Ended
	March 31,
	2007	2006
	(in thousands)
	(unaudited)
Net income	$3,731	$702
Provision for income taxes	3,183	1,979
Interest expense, net	13,016	12,640
Depreciation and amortization	12,951	11,569
EBITDA	32,881	26,890
Favorable Raw Materials Contracts(a)	2,613	5,113
Inventory step-up(b)	251	—
Equity in earnings of affiliates step-up(c)	298	298
Impairment/disposal of long-lived assets	7	23
Operational restructuring charges(d)	591	2,410
Other non-recurring costs	12	(45)
Management advisory fees	500	500
Business combination related costs(e)	212	78
Adjusted EBITDA	$37,365	$35,267

(a)           Represents the amortization expense of the step-up in fair value of long-term contracts to purchase raw materials.

(b)          Represents the non-cash impact on cost of goods sold relating to the step-up in inventory.

(c)           Represents amortization of step-up in inventory and intangible assets that were established in purchase accounting as a result of the fair market value adjustment to the Company’s investments in equity affiliates.

(d)          Represents one-time operational restructuring charges. The three months ended March 31, 2006 includes plant rehabilitation costs and employee severance.

(e)           Represents non-recurring business combination related costs such as fees for legal, due diligence and accounting services, and other business integration costs.